Exhibit 24 (b)8(k)

Goldman, Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

May 29, 2020

Thrivent Financial

625 Fourth Avenue South

Minneapolis, MN 55415-1665

Ladies and Gentlemen:

This letter sets forth the agreement (the “Agreement”) between Thrivent Financial for Lutherans (“you” or the “Company”) and the undersigned (“we” or “Goldman, Sachs Asset Management, L.P.”, or “GSAM”) concerning certain administrative services to be provided by you, with respect to the Goldman Sachs Variable Insurance Trust (the “Trust”).

1.        The Trust. The Trust is a Delaware statutory trust registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company. The Trust offers shares of one or more separate series, each representing an interest in a particular investment portfolio of securities and other assets (“Portfolios”), and serves as a funding vehicle for variable annuity contracts and variable life insurance contracts. As such, the Trust sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts offering underlying mutual funds as investment options for their separate accounts be provided with certain materials and rights similar to those afforded to mutual fund shareholders.

2.        The Company. The Company is a fraternal benefit society organized under the laws of the state of Wisconsin and licensed to sell insurance. The Company issues variable annuity contracts and/or variable life insurance contracts (the “Contracts”) supported by the Separate Account(s) identified on Schedule A (the “Separate Account”; if more than one, the term “Separate Account” shall apply to each Separate Account subject hereto). The Separate Account is registered with the SEC as a unit investment trust. The Company has entered into a participation agreement (the “Participation Agreement”) with the Trust and Goldman Sachs & Co. LLC as the Trust’s Distributor (“Distributor”) with respect to the Portfolios listed on Schedule B (the “Funds”). The Participation Agreement governs the Company’s purchases and redemptions of shares of the Trust for the Separate Account supporting the Company’s Contracts, and related matters.

3.        Goldman Sachs & Co. LLC. Goldman Sachs & Co. LLC serves as the distributor for the Trust. GSAM serves as the Trust’s investment adviser. GSAM supervises and assists in the overall management of the Trust’s affairs under an Investment Management Agreement with the Trust, subject to the overall authority of the Trust’s Board of Trustees in accordance with

Delaware law. Under the Investment Management Agreement, we are compensated for providing investment advisory and certain administrative services.

4.        Administrative Services. You have agreed to assist us, as we may request from time to time, with the provision of administrative services with respect to the Trust, as they may relate to the Separate Account’s purchase and redemption of shares of the Funds. It is anticipated that such services may include (but shall not be limited to) the mailing of Trust reports, notices, proxies and proxy statements and other informational materials to owners of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Trust’s transfer agent; the maintenance of separate records for each owner of a Contract reflecting shares purchased and redeemed and share balances attributable to such Contract Owner in the form of units; the preparation of various reports for submission to the Trust’s Trustees; the provision of shareholder support services with respect to the Funds serving as funding vehicles for the Company’s Contracts; and the services listed on Schedule C.

5.        Payment for Administrative Services. In consideration of the services to be provided by you, we shall pay you on a quarterly basis, from our assets, including GSAM’s bona fide profits as investment adviser to the Trust, amounts equal to those described in Schedule D. For purposes of computing the payment to the Company contemplated under this Section 5 for each Fund, the average aggregate net asset value of the relevant shares of the Fund held by the Separate Account over a one-month period shall be computed by totaling the Separate Account’s aggregate investment (share net asset value multiplied by total number of the relevant shares held by the Separate Account) in each Fund on each calendar day during the month, and dividing by the total number of calendar days during such month. The payment contemplated by this Section 5 shall be calculated by GSAM at the end of each calendar quarter and will be paid to the Company within forty-five (45) business days thereafter.

6.        Nature of Payments. The parties to this Agreement recognize and agree that GSAM’s payments to the Company relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Trust shares and are not otherwise related to investment advisory or distribution services or expenses. The Company represents that these payments are not for or related to administrative services which the Company is required to provide to owners of the Contracts by law or pursuant to the terms of the Contracts. The Parties acknowledge that there are substantial savings in administrative expenses to the Trust by virtue of having a Separate Account as the sole shareholder in a Fund rather than multiple accounts reflecting the Separate Account’s investment. You represent that:

●	you may legally receive the payments contemplated by this Agreement.

●	the administrative services provided under this Agreement are not services that the Trust has agreed to perform, provide or pay for under the Participation Agreement.

●

to the extent required by applicable law, you have taken payments received from GSAM under this Agreement into account in making any determinations pursuant to Section 26(f)(2)(A) and 26(f)(3) of the Act.

7.        Term. This Agreement shall remain in full force and effect for an initial term of one year from the date hereof, and shall automatically renew for successive one-year periods unless either party notifies the other upon sixty (60) days’ written notice of its intent not to continue this Agreement. This Agreement shall terminate automatically with respect to a Fund upon (i) the redemption of the Separate Account’s investment in the Fund, or (ii) upon termination of the Trust’s obligation to sell shares of a Fund under the Participation Agreement.

8.        Representations and Warranties. The Company represents and warrants that:

(a)	it is a fraternal benefit society organized, licensed to sell insurance, and in good standing under Wisconsin law;

(b)	its entering into and performing its obligations under this Agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party; and

(c)	it will keep confidential any information acquired in connection with the matters contemplated by this Agreement regarding the business and affairs of the Trust, GSAM and their affiliates.

9.        Interpretation. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws, subject to the following rules:

(a)

This Agreement shall be subject to the provisions of the Act, and the rules, regulations and rulings thereunder, including such exemptions from that statute, rules and regulations as the SEC may grant, and the terms herein shall be limited, interpreted and construed in accordance therewith.

(b)	The captions in this Agreement are included for convenience of reference and in no way define or delineate any of the provisions herein or otherwise affect their construction or effect.

10.      Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. Any notice to be provided pursuant to this Agreement is to be made in writing and shall be given:

If to GSAM:

Marci Green

Managing Director

Goldman, Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

If to the Company:

Thrivent Financial for Lutherans

Attn: Joe Barnes

Mailstop 1330

625 Fourth Avenue South

Minneapolis, MN 55415-1665

or at such other address as such party may from time to time specify in writing to the other party. Each such notice to a party shall be sent by registered or certified United States mail with return receipt requested or by overnight delivery with a nationally recognized courier, and shall be effective upon receipt.

11.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

If this Agreement is consistent with your understanding of the matters we discussed concerning your administrative services, kindly sign below and return a signed copy to us.

Very truly yours,

Goldman, Sachs Asset Management, L.P.

By:
Name:
Title:

Acknowledged and Agreed to:

Thrivent Financial

By:
Name:	Lisa J. Flanary___________________________________
Title:	SVP, Chief Growth Officer________________________________

SCHEDULE A

Separate Accounts

All current and future Separate Accounts of the Company available for sale through the Contracts.

SCHEDULE B

Funds

All available series of Goldman Sachs Variable Insurance Trust, if available according to the series’ current Prospectuses and Statements of Additional Information.

SCHEDULE C

Services

Maintenance of books and records

-	Record issuance of shares

-	Record transfers (via net purchase orders)

-	Reconciliation and balancing of the Separate Account at the Trust level in the general ledger, at various banks and within systems interface to the summary of each Contract Owner’s position

Fund-related Contract Owner services

-	Printing and mailing costs associated with dissemination of Trust prospectus to existing Contract Owners

-	Telephonic support for Contract Owners with respect to inquiries about the Trust (but not inquiries about the Contracts) unrelated to the sales of Contracts or distribution of Trust shares

-	Trust proxies (solicitation of voting instructions and preparation of materials, inclusive of printing, distribution, tabulation, and reporting)

-	Printing and mailing costs associated with dissemination of Trust reports and notices to existing Contract Owners

Other administrative support

-	Sub-accounting services

-	Providing other administrative support to the Trust as mutually agreed between insurer and the Trust

-	Relieving the Trust of the burden of providing other usual or incidental administrative services provided to individual shareholders

SCHEDULE D

Fees

Share Class of the Trust	Amounts per annum of the average aggregate net asset value of shares of the Trust held by the Separate Account under the Participation Agreement

Equity Funds
- Service	__% basis points (0.__%)

Fixed Income Funds - Service	__ basis points (0.__%)